October 22, 2009	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Quarterly Earnings of $1.91 Per Common Share

Earnings positively affected by significant gain related to the Company's second FDIC-assisted acquisition

Key Items for the Third Quarter and First Nine Months of 2009:

  The Company's Federal Deposit Insurance Corporation (FDIC)-assisted acquisition of certain assets and liabilities of Sioux City, Iowa-based Vantus Bank on September 4, 2009, resulted in a one-time gain of $45.9 million (pre-tax), based upon the estimated fair value of the assets acquired and liabilities assumed. In addition, the Company recorded certain acquisition-related costs of $850,000 in the three months ended September 30, 2009.
  The capital position of the Company continues to be strong, significantly exceeding the "well capitalized" thresholds established by regulators. As of September 30, 2009, on a preliminary basis, the Company's Tier 1 leverage ratio was 9.08%, Tier 1 risk-based capital ratio was 14.73%, and total risk-based capital ratio was 15.99%. At September 30, 2009, the Company's tangible common equity to total assets ratio was 6.01% as compared to 6.65% at December 31, 2008. The Company's tangible common equity to total risk-weighted assets ratio was 11.0% at September 30, 2009, as compared to 9.3% at December 31, 2008.
  The FDIC-assisted acquisitions of former TeamBank N.A. and Vantus Bank continue to go well with more than 96% of the acquired deposits retained in each institution. Integration of the TeamBank operating system into Great Southern's operating system was completed in July and operational efficiencies should be fully realized beginning in the fourth quarter of 2009. The integration of the Vantus Bank operating system is scheduled for December 2009.
  Non-performing assets, excluding FDIC-covered assets, decreased $1.3 million to $64.6 million from December 31, 2008. Non-performing assets as a percentage of total assets were 1.73% at September 30, 2009, as compared to 2.48% at December 31, 2008.
  Total gross loans, including FDIC-covered loans, increased $364.9 million, or 20.9%, from December 31, 2008, and increased $209.7 million, or 11.0%, from June 30, 2009. Excluding FDIC-covered loans, construction and land development loans were down $129.6 million, or 23.8%, as compared to December 31, 2008, and down $52.1 million, or 11.2%, as compared to June 30, 2009.
  The Company increased the ratio of allowance for loan losses to total loans (excluding FDIC-covered loans) to 2.28% as of September 30, 2009, compared to 1.91% as of June 30, 2009, and 1.66% at December 31, 2008.
  The Company reduced its brokered deposits by $423.7 million, or 52.5%, from December 31, 2008, while maintaining strong liquidity levels.

                    (Explanations of above financial results are detailed in body of this release below.)

Springfield, Mo. -- Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported preliminary earnings for the quarter ended September 30, 2009, were $1.91 per diluted common share, or $26.7 million, compared to the $.06 per diluted common share, or $824,000, the Company

More

NEXT PAGE

earned during the same quarter in the prior year. In the quarter ended September 30, 2009, the Company recorded a one-time gain of $45.9 million (pre-tax) related to the September 4, 2009, FDIC-assisted acquisition of certain assets and liabilities of Sioux City, Iowa-based Vantus Bank, based upon the estimated fair value of the assets acquired and liabilities assumed. In addition, the Company recorded certain acquisition-related costs of $850,000 in the three months ended September 30, 2009. Earnings for the quarter ended September 30, 2008, were negatively impacted by the write-down of the Company's investment in perpetual preferred stock of Fannie Mae and Freddie Mac equating to approximately $5.3 million (pre-tax) or $.26 per diluted share.

Preliminary earnings for the nine months ended September 30, 2009, were $3.43 per diluted common share, or $47.4 million, compared to a loss of $.60 per diluted common share, or $8.0 million loss, during the same period in the prior year. Year-to-date 2009 results include a first quarter 2009 pre-tax gain of $28.8 million related to the FDIC-assisted acquisition of TeamBank N.A. and the Vantus Bank net gain discussed above. In the March 31, 2008 quarter, the Company recorded a loan loss provision and related charge-off of $35 million, equal to $1.70 per share (after tax), in connection with a defaulted $30 million stock loan to the holding company of a failed Arkansas-based bank and the under-collateralized portion of other associated loans totaling $5 million (see the Company's Quarterly Report on Form 10-Q for March 31, 2008 for additional information). The nine-month 2008 results were also negatively impacted by the Fannie Mae and Freddie Mac investment write-downs in the third quarter of 2008 described above.

For the three months ended September 30, 2009, return on average equity (ROAE) was 50.82%; return on average assets (ROAA) was 3.17%; and net interest margin (NIM) was 3.27%. For the nine months ended September 30, 2009, return on average equity (ROAE) was 32.97%; return on average assets (ROAA) was 2.02%; and net interest margin (NIM) was 2.96%.

"The current economic environment continues to create opportunities for well-positioned institutions. On September 4, 2009, Great Southern acquired deposits and certain assets of Sioux City, Iowa-based Vantus Bank in a FDIC-assisted loss sharing transaction. We believe this acquisition will prove to be a nice long-term addition to our franchise. Vantus Bank had a solid core customer base and a group of quality and customer-focused associates that we're pleased to welcome to our Company," said Great Southern President and CEO Joseph W. Turner.

"The March 2009 FDIC-assisted acquisition of the former TeamBank reached a major milestone in the third quarter with the completion of the operational and systems conversion in late July. Savings from this operational consolidation were partially realized in the month of September, but expected acquisition efficiencies should begin to be realized fully in the fourth quarter of 2009."

Turner continued, "The past six months have been an extraordinary time in the history of our Company. The Company was well-positioned in early 2009 to take advantage of the opportunities presented by these two FDIC-assisted acquisitions and is now even better positioned with the additional liquidity, capital and knowledge gained from these transactions along with new market opportunities. Our team of associates has done a tremendous job in integrating these companies into Great Southern. Throughout both transactions, we leveraged the depth of experience of our senior management team and seasoned our mid-level management team, which will further strengthen our Company for future opportunities.

"As we've reiterated for the last several quarters, credit quality and the resolution of non-performing loans continue to be a priority for our Company. From the end of 2008, we have seen some decline in non-performing assets and loans and an increase in foreclosed assets, which indicates the migration of some problem credits through the credit resolution process. Net charge-offs were up from the year ago quarter with $10.5 million charged off in the three months ended September 30, 2009, versus $2.4 million in the three months ended September 30, 2008. We continue to focus on ensuring that our allowance for loan losses is

More

NEXT PAGE

adequate in these uncertain times, and to that end, we are committed to maintain a well-funded reserve as we navigate through this credit cycle. While we are working through many of our problem credits and making progress, we expect non-performing assets, loan loss provisions and net charge-offs to continue to be elevated, but at manageable levels.

"Finally, we believe that the economic environment will remain challenging for the remainder of 2009 and into 2010. We also anticipate that more opportunities may arise in the next 12 to 18 months. We are committed to be ready to take advantage of any additional opportunities if they make strategic sense for the long-term success of our Company. Our operating efficiency, capital and liquidity positions, significant allowance for loan and lease losses, and experienced management team allow us to be in this opportunistic position."

Selected Financial Data and Non-GAAP Reconciliation

(Dollars in thousands)

	Three Months Ended September 30, 2009			Nine Months Ended September 30, 2009
	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded

Net interest income	$23,775	$ --	$23,775	$63,125	$ (393)	$63,518
Provision for loan losses	16,500	--	16,500	28,300	--	28,300
Non-interest income	57,005	--	57,005	97,959	1,184	96,775
Non-interest expense	22,657	--	22,657	57,283	--	57,283
Provision for income taxes	14,058	--	14,058	25,541	(277)	25,264
Net income	$27,565	$ --	$27,565	$49,960	$ 514	$49,446
Net income available to common shareholders	$26,714	$ --	$26,714	$47,444	$ 514	$46,930

	Three Months Ended September 30, 2008			Nine Months Ended September 30, 2008
	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded

Net interest income	$18,367	$ (139)	$18,506	$54,341	$(2,472)	$56,813
Provision for loan losses	4,500	--	4,500	47,200	--	47,200
Non-interest income	1,789	22	1,767	21,836	5,285	16,551
Non-interest expense	14,650	--	14,650	42,324	--	42,324
Provision for income taxes	182	41	223	(5,350)	(985)	(6,335)
Net income (loss)	$ 824	$ (76)	$ 900	$ (7,997)	$ 1,828	$ (9,825)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2009		2008		2009		2008
	Dollars	Earnings Per Share	Dollars	Earnings Per Share	Dollars	Earnings Per Share	Dollars	Earnings Per Share
Reported Earnings (Loss)
Per Common Share	$26,714	$1.91	$ 824	$.06	$47,444	$3.43	$ (7,997)	$(.60)
Amortization of deposit broker
origination fees (net of taxes)	--		90		256		1,607
Net change in fair value of interest
rate swaps and related deposits
(net of taxes)	--		(14)		(770)		(3,435)
Earnings excluding impact
of hedge accounting entries	$26,714		$ 900		$46,930		$ (9,825)

More

NEXT PAGE

FDIC-ASSISTED ACQUISITIONS

  Vantus Bank, Sioux City, Iowa - September 4, 2009. Great Southern entered into a purchase and assumption agreement with loss share with the FDIC to assume all of the deposits and acquire certain assets of Vantus Bank, a full-service thrift headquartered in Sioux City, Iowa.

  Vantus Bank operated 15 locations with eight banking centers in northwest Iowa, a banking center in South Sioux City, Neb., and six offices in central Iowa, including four in the Des Moines market area. Great Southern assumed approximately $350 million of the deposits of Vantus Bank at a premium of $1.7 million. Additionally, Great Southern purchased approximately $332 million in loans and $6 million of other real estate owned (ORE) at a discount of $75 million. The loans and ORE purchased are covered by a loss share agreement between the FDIC and Great Southern which affords Great Southern significant protection. Under this agreement, the FDIC has agreed to cover 80% of the losses on the loans and ORE up to approximately $102 million, and 95% of losses that exceed that amount. In addition, Great Southern also acquired cash and cash equivalents and investment securities of Vantus Bank valued at $42 million, and assumed $84 million in borrowings from the Federal Home Loan Bank and the Federal Reserve Bank.

  The former Vantus Bank franchise is currently operating under the Great Southern name. The Company anticipates buying all primary banking center buildings available for purchase from the FDIC. Acquisition costs of the buildings will be based on current appraisals and determined at a later date. Since the acquisition, banking center customer deposits have remained stable with a 96% retention rate currently. The Company expects to convert operational systems on December 11, 2009, so that the Company operates under a single platform. This conversion will allow all Great Southern and former Vantus Bank customers to conduct business at all banking centers throughout the Great Southern four-state franchise. Upon completion of the operational conversion, back office operations will be consolidated.

  As a result of the transaction described above, the Company recorded a one-time gain of $45.9 million (pre-tax), based upon the estimated fair value of the assets acquired and liabilities assumed in accordance with FASB ASC 805 (SFAS No. 141 (R), Business Combinations). It is expected that the Company will accrete additional discounts into income as the Company collects on the assets covered by the loss share agreement. Based on the level of discounts expected to be accreted into income in future years, the acquired Vantus Bank impaired loans are not considered non-performing as we have a reasonable expectation to recover both the discounted book balances of such loans as well as a yield on the discounted book balances. As with the TeamBank acquisition, the Vantus Bank acquisition entries may be subject to change in future periods in accordance with the requirements of FASB ASC 805. Loans and foreclosed real estate with an unpaid balance of $337.8 million were recorded at their fair value of $249.3 million (net of all discounts) in the Company's consolidated financial statements as of the acquisition date. In addition, the Company recorded an indemnification asset from the FDIC in the amount of $62.2 million as part of the loss share agreement.

  TeamBank N.A., Paola, Kan.- March 20, 2009. On March 20, 2009, Great Southern Bank entered into a purchase and assumption agreement with loss share with the FDIC to assume all of the deposits (excluding brokered deposits) and certain assets of TeamBank, N.A., a full service commercial bank headquartered in Paola, Kan. The Company provided significant details about this transaction in its Current Report on Form 8-K/A filed on June 5, 2009.

  Since the March acquisition, customer deposits have remained stable with a current retention rate of 96%. At the end of business on July 24, 2009, the Company merged the former TeamBank operational systems into Great Southern's systems. Back office support functions were consolidated with anticipated operational efficiencies being realized in the month of September 2009 and in future periods.

More

NEXT PAGE

NET INTEREST INCOME

Including the impact of the accounting entries recorded for certain interest rate swaps, net interest income for the third quarter of 2009 increased $5.4 million to $23.8 million compared to $18.4 million for the third quarter of 2008. Net interest margin was 3.27% in the quarter ended September 30, 2009, compared to 3.13% in the same period in 2008, an increase of 14 basis points. Excluding the impact of the accounting entries recorded for certain interest rate swaps (amortization of deposit broker origination fees), economically, net interest income for the third quarter of 2009 increased $5.3 million to $23.8 million compared to $18.5 million for the third quarter of 2008. Net interest margin excluding the effects of the accounting change was 3.27% in the quarter ended September 30, 2009, compared to 3.15% in the quarter ended September 30, 2008. The average interest rate spread was 3.30% in the three months ended September 30, 2009, compared to 2.87% in the three months ended September 30, 2008. In addition, the average interest rate spread increased 31 basis points compared to the average interest rate spread of 2.99% in the three months ended June 30, 2009.

The Company's net interest margin increased compared to the same quarter in the prior year and also increased compared to the June 30, 2009 quarter. In 2008, the Company decided to increase the amount of longer-term brokered certificates of deposit to provide additional liquidity for operations and to maintain in reserve its available secured funding lines with the Federal Home Loan Bank (FHLBank) and the Federal Reserve Bank. In 2008, the Company issued approximately $359 million of new brokered deposits which are fixed rate certificates with maturity terms of generally two to four years, which the Company (at its discretion) may redeem at par generally after six months. As market interest rates on these types of deposits have decreased in recent months, the Company has redeemed or replaced many of these certificates in 2009 in order to lock in cheaper funding rates or reduce some of its excess liquidity. At September 30, 2009, the Company had approximately $90 million of callable deposits remaining. These longer-term certificates carry an interest rate that is approximately 3%. The Company decided that maintaining these deposits was justified by the longer term and the ability to keep committed funding lines available. Excess funds were invested in short-term cash equivalents at rates that resulted in a negative spread. The average balance of cash and cash equivalents in the three and nine months ended September 30, 2009, was $450 million and $392 million, respectively. These cash levels are higher than our historical averages.

The addition of the TeamBank core deposits provided a relatively lower cost funding source, which allowed the Company to reduce some of its higher cost funds. The Company also had significant maturities in its retail certificate portfolio and renewed many of these certificates at significantly lower rates in many cases. In addition, the TeamBank loans were recorded at their fair value at March 4, 2009, which provided a current market yield on the portfolio.

As a result of all of these factors, the Company's net interest margin increased to 3.27% in the three months ended September 30, 2009, compared to 3.00% in the three months ended June 30, 2009, and 3.13% in the three months ended September 30, 2008.

The Federal Reserve most recently cut interest rates on December 16, 2008. Great Southern has a significant portfolio of loans which are tied to a "prime rate" of interest. Some of these loans are tied to some national index of "prime," while most are indexed to "Great Southern prime." The Company has elected to leave its "prime rate" of interest at 5.00% in light of the current highly competitive funding environment for deposits and wholesale funds. This does not affect a large number of customers as a majority of the loans indexed to "Great Southern prime" are already at interest rate floors, which are provided for in individual loan documents. At its most recent meeting on September 23, 2009, the Federal Reserve Board elected to leave the Federal Funds rate unchanged and did not indicate that rate changes are imminent.

More

NEXT PAGE

Including the impact of the accounting entries recorded for certain interest rate swaps, net interest income for the first nine months of 2009 increased $8.8 million to $63.1 million compared to $54.3 million for the first nine months of 2008. Net interest margin was 2.96% in the nine months ended September 30, 2009, compared to 3.09% in the same period in 2008, a decrease of 13 basis points. Excluding the impact of the accounting entries recorded for certain interest rate swaps, economically, net interest income for the first nine months of 2009 increased $6.7 million to $63.5 million compared to $56.8 million for the first nine months of 2008. Net interest margin excluding the effects of the accounting change was 2.98% in the nine months ended September 30, 2009, compared to 3.23% in the nine months ended September 30, 2008.

Non-GAAP Reconciliation
(Dollars in thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2009		2008		2009		2008
	Dollars	%	Dollars	%	Dollars	%	Dollars	%
Net Interest Income/Margin	$23,775	3.27%	$18,367	3.13%	$63,125	2.96%	$54,341	3.09%
Amortization of deposit broker
origination fees	--	--	139.02		393.02		2,472.14
Net interest income/margin excluding
impact of hedge accounting entries	$23,775	3.27%	$18,506	3.15%	$63,518	2.98%	$56,813	3.23%

For additional information on net interest income components, refer to "Average Balances, Interest Rates and Yields" tables in this release. This table is prepared including the impact of the accounting changes for interest rate swaps.

NON-INTEREST INCOME

Non-interest income increased to $57.0 million for the third quarter of 2009 compared to $1.8 million in the same period 2008, primarily as a result of the following items:

  Vantus Bank FDIC-assisted acquisition: A one-time gain of $45.9 million was recorded related to the fair value accounting estimates of the assets acquired and liabilities assumed of Vantus Bank. The details of this transaction were discussed above.

  TeamBank N.A. FDIC-assisted acquisition: Income of $1.4 million was recorded due to the discount related to the FDIC indemnification asset booked in connection with the FDIC-assisted transaction completed in the first quarter of 2009. Additional income will be recognized in future periods as loans are collected from customers and as reimbursements of losses are collected from the FDIC, but we cannot estimate the timing of this income due to the variables associated with this transaction.

  Gain on loan sales: Net realized gains on loan sales increased $360,000, or 97.6%, in the third quarter of 2009. The gain on loan sales was mainly due to a higher volume of fixed-rate residential mortgage loan originations, which the Company typically sells in the secondary market.

  Gain on available-for-sale securities sales: Net realized gains on available-for-sale securities were $2.0 million in the third quarter of 2009, compared to a net realized loss of $5.3 million in the third quarter of 2008. The Company elected to sell various municipal and corporate bonds, which were primarily acquired in the TeamBank transaction, as the market for these securities rebounded from the March acquisition-date valuations. The loss recorded in the 2008 period related to agency preferred securities and was described previously.

More

NEXT PAGE

  Deposit account charges: Deposit account charges and ATM and debit card usage fees increased $663,000, or 16.3%, in the three months ended September 30, 2009, compared to the same period in 2008. A large portion of this increase was the result of the acquisition of former TeamBank accounts.

Partially offsetting the above positive income items during the third quarter 2009 as compared to the third quarter 2008 was the following item:

  Commission revenue: Third quarter 2009 commission income from the Company's travel, insurance and investment divisions decreased $368,000, or 18.7%, compared to the same period in 2008. The decrease was primarily in the Company's travel division, where customers have reduced their travel in light of current economic conditions.

Non-interest income increased to $98.0 million for the first nine months of 2009 compared to $21.8 million for the nine months ending September 30, 2008, primarily as a result of the following items:

  Vantus Bank FDIC-assisted acquisition: A one-time gain of $45.9 million was recorded related to the fair value accounting estimates of the assets acquired and liabilities assumed of Vantus Bank, as discussed above.

  TeamBank N.A. FDIC-assisted acquisition: A significant one-time gain of $28.8 million was recorded related to the TeamBank transaction which was discussed in the Company's March 31, 2009 Quarterly Report on Form 10-Q. Additional accretions increases related to the indemnification assets are described in the above discussion of non-interest income for the three months ended September 30, 2009. For the nine months ended September 30, 2009, this additional income totaled $2.7 million.

  Securities gains, losses and impairments: Losses on securities sales and impairments in the nine months ending September 30, 2009, were reduced by $3.5 million compared to the nine months ended September 30, 2008. The 2009 impairment write-down totaled $4.3 million on a pre-tax basis, $4.0 million of which was discussed in the Company's March 31, 2009 Quarterly Report on Form 10-Q.

  Gain on loan sales: Net realized gains on loan sales increased $943,000, or 83.7%, in the first nine months of 2009 compared to the same period in 2008. The gain on loan sales was mainly due to a higher volume of fixed-rate residential mortgage loan originations, which the Company typically sells in the secondary market.

  Deposit account charges: Deposit account charges and ATM and debit card usage fees increased $975,000, or 8.4%, in the nine months ended September 30, 2009, compared to the same period in 2008. This increase was mainly the result of the acquisition of former TeamBank accounts.

Partially offsetting the above positive income items for the first nine months of 2009 as compared with the same period in 2008 were the following items:

  Interest rate swaps: The change in the fair value of certain interest rate swaps and the related change in fair value of hedged deposits resulted in an increase of $1.2 million in the nine months ended September 30, 2009, compared to an increase of $5.3 million in the nine months ended September 30, 2008. This income is part of a 2005 accounting restatement in which approximately $3.4 million (net of taxes) was charged against retained earnings in 2005. This charge was recovered in subsequent periods as interest rate swaps matured or were terminated by the swap counterparty. At June 30, 2009, all of this charge was recovered and there will be no impact in future quarters.

More

NEXT PAGE

  Commission revenue: For the nine months ended September 30, 2009, commission income from the Company's travel, insurance and investment divisions decreased $1.8 million, or 26.0%, compared to the same period in 2008. The decrease was primarily in the Company's travel division where customers have reduced their travel in light of current economic conditions. Another large portion of the decrease also occurred in the investment division as a result of the alliance formed in 2008 with Ameriprise Financial Services. As a result of this change, Great Southern now records most of its investment services activity on a net basis in non-interest income.

NON-INTEREST EXPENSE

Non-interest expense for the third quarter of 2009 was $22.7 million compared with $14.7 million for the third quarter of 2008, or an increase of $8.0 million, or 54.7%. Non-interest expense for the first nine months of 2009 was $57.3 million compared with $42.3 million for the first nine months of 2008, or an increase of $15.0 million, or 35.3%. The following were key items related to the increases in non-interest expense in the three and nine month periods:

  TeamBank N.A. FDIC-assisted acquisition: The Company's increase in non-interest expense in the third quarter and first nine months of 2009 compared to the same periods in 2008 primarily related to the FDIC-assisted acquisition of the former TeamBank. In the three months ended September 30, 2009, non-interest expenses related to the operations of the former TeamBank banking centers were $2.2 million, including $1.3 million of salaries and benefits expense and $471,000 of occupancy and equipment expense. In the nine months ended September 30, 2009, non-interest expenses related to the operations of the former TeamBank banking centers were $5.0 million, including $3.2 million of salaries and benefits expense and $1.0 million of occupancy and equipment expense. In addition, the Company recorded other non-interest expenses related to the operation of other areas of the former TeamBank, such as lending and certain support functions. In the three and nine months ended September 30, 2009, the Company incurred costs related to the conversion of deposits and loans to its core computer processing systems and incurred expenses related to retention and separation pay for employees whose positions were consolidated.

  Vantus Bank FDIC-assisted acquisition: The Company's increase in non-interest expense in the third quarter and first nine months of 2009 compared to the same periods in 2008 also related to Vantus Bank acquisition-related expenses. Of the total $1.1 million in Vantus Bank-related expenses, salaries and benefits were $272,000, legal and professional fees were $209,000, and occupancy and equipment expenses were $311,000.

  New banking centers: The Company's increase in non-interest expense in the third quarter and first nine months of 2009 compared to the same periods in 2008 also related to the continued internal growth of the Company. The Company opened its first retail banking center in Creve Coeur, Mo., in May 2009 and its second banking center in Lee's Summit, Mo., in late September 2009. In the three months ended September 30, 2009, compared to the three months ended September 30, 2008, non-interest expenses increased $175,000 associated with the ongoing operations of these entities. In the nine months ended September 30, 2009, compared to the nine months ended September 30, 2008, non-interest expenses increased $426,000 associated with the ongoing operations of these locations.

  FDIC insurance premiums: In 2009, the FDIC significantly increased insurance premiums for all banks, nearly doubling the regular quarterly deposit insurance assessments. In addition, the FDIC imposed a special five basis point assessment on all insured depository institutions based on assets (minus Tier 1 capital) as of June 30, 2009. The Company recorded an expense of $1.7 million in the second quarter of 2009 for this special assessment, thereby affecting the nine-month 2009 non-interest expense results. Due to growth of the Company and the increased assessment rates noted above, FDIC

More

NEXT PAGE

  insurance expense (not including the special assessment) increased from $379,000 in the three months ended September 30, 2008, to $820,000 in the three months ended September 30, 2009.

  Foreclosure-related expenses: Due to the increases in levels of foreclosed assets, foreclosure-related expenses in the third quarter of 2009 were higher than the comparable 2008 period by approximately $1.1 million. Similarly, foreclosure-related expenses increased $1.8 million in the nine months ended September 30, 2009, compared to the same period in 2008.

The Company's efficiency ratio for the quarter ended September 30, 2009, was 28.05% compared to 72.68% in the same quarter in 2008. The Company's ratio of non-interest expense to average assets increased from 2.07% for the three months ended September 30, 2008, to 2.27% for the three months ended September 30, 2009. The efficiency ratio in the third quarter of 2009 was positively impacted by the Vantus Bank-related one- time gain partially offset by TeamBank-related operating expenses, Vantus Bank acquisition-related expenses, and increased expenses related to foreclosures and FDIC deposit insurance premiums. These increased expenses contributed to the increase in the Company's ratio of non-interest expense to average assets.

The Company's efficiency ratio for the nine months ended September 30, 2009, was 35.56% compared to 55.56% in the same period in 2008. The Company's ratio of non-interest expense to average assets increased from 2.13% for the nine months ended September 30, 2008, to 2.15% for the nine months ended September 30, 2009. The efficiency ratio in the first nine months of 2009 was positively impacted by the TeamBank and Vantus Bank-related one-time gains and negatively impacted by the investment securities impairment write-downs recorded by the Company in the first quarter of 2009 and the other expenses discussed above.

Non-GAAP Reconciliation:
(Dollars in thousands)

	Three Months Ended September 30,
	2009			2008
	Non-interest Expense	Revenue Dollars*	%	Non-interest Expense	Revenue Dollars*	%
Efficiency Ratio	$22,657	$80,780	28.05%	$14,650	$20,156	72.68%
Amortization of deposit broker
origination fees	--	--	--	--	139	(.50)
Net change in fair value of interest
rate swaps and related deposits	--	--	--	--	(22)	.08
Efficiency ratio excluding impact
of hedge accounting entries	$22,657	$80,780	28.05%	$14,650	$20,273	72.26%

* Net interest income plus non-interest income

	Nine Months Ended September 30,
	2009			2008
	Non-interest Expense	Revenue Dollars*	%	Non-interest Expense	Revenue Dollars*	%
Efficiency Ratio	$57,283	$161,084	35.56%	$42,324	$76,177	55.56%
Amortization of deposit broker
origination fees	--	393	(.09)	--	2,472	(1.87)
Net change in fair value of interest
rate swaps and related deposits	--	(1,184)	.27	--	(5,285)	4.00
Efficiency ratio excluding impact
of hedge accounting entries	$57,283	$160,293	35.74%	$42,324	$73,364	57.69%

* Net interest income plus non-interest income

More

NEXT PAGE

INCOME TAXES

For the three months ended September 30, 2009, the Company's effective tax rate was 33.8%. For the nine months ended September 30, 2009, the Company's effective tax rate was 33.8%. In future periods, the Company expects its effective tax rate to be 32-36%.

CAPITAL

As of September 30, 2009, total stockholders' equity was $286.3 million (7.7% of total assets). As of September 30, 2009, common stockholders' equity was $230.4 million (6.2% of total assets), equivalent to a book value of $17.19 per common share. Total stockholders' equity at December 31, 2008, was $234.1 million (8.8% of total assets). As of December 31, 2008, common stockholders' equity was $178.5 million (6.7% of total assets), equivalent to a book value of $13.34 per common share. Common stockholders' equity increased $51.9 million, or 29.2%, in the nine months ended September 30, 2009.

At September 30, 2009, the Company's tangible common equity to total assets ratio was 6.01% as compared to 6.6% at December 31, 2008, due to increased assets from the FDIC-assisted acquisitions and increases in cash equivalents and investments. The Company's tangible common equity to total risk-weighted assets ratio was 11.03% at September 30, 2009.

As of September 30, 2009, the Company's and the Bank's regulatory capital levels were categorized as "well capitalized" as defined by the Federal banking agencies' capital-related regulations. On September 30, 2009, and on a preliminary basis, the Company's Tier 1 leverage ratio was 9.08%, Tier 1 risk-based capital ratio was 14.73%, and total risk-based capital ratio was 15.99%. On September 30, 2009, and on a preliminary basis, the Bank's Tier 1 leverage ratio was 7.76%, Tier 1 risk-based capital ratio was 12.58%, and total risk-based capital ratio was 13.84%.

On December 5, 2008, Great Southern Bancorp, Inc. became a participant in the U.S. Treasury's voluntary Capital Purchase Program (CPP), a part of the Emergency Economic Stabilization Act of 2008, designed to provide capital to healthy financial institutions to promote confidence and stabilization in the economy. At the time the Company was approved to participate in the CPP, it exceeded all "well-capitalized" regulatory benchmarks. The Company issued to the U.S. Treasury 58,000 shares of the Company's newly authorized Fixed Rate Cumulative Perpetual Preferred Stock, Series A, for an aggregate purchase price of $58.0 million. Great Southern also issued to the U.S. Treasury a warrant to purchase 909,091 shares of common stock at $9.57 per share.

Through its preferred stock investment, the Treasury will receive a cumulative dividend of 5% per year for the first five years, or $2.9 million per year, and 9% per year thereafter. The preferred shares are callable at 100% of the issue price, subject to the approval of the Company's primary federal regulator.

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses increased $12.0 million, from $4.5 million during the three months ended September 30, 2008, to $16.5 million during the three months ended September 30, 2009. The provision for loan losses decreased $18.9 million, from $47.2 million during the nine months ended September 30, 2008, to $28.3 million during the nine months ended September 30, 2009. See the Company's Quarterly Report on Form 10-Q for March 31, 2008, for additional information regarding the large provision for loan losses in the first quarter of 2008. The allowance for loan losses increased $9.4 million, or 32.5%, to $38.6 million at September 30, 2009, compared to $29.2 million at December 31, 2008. Net charge-offs were $10.5 million in the three months ended September 30, 2009, versus $2.4 million in the three months ended September 30, 2008. Four relationships accounted for $8.9 million of the $10.5 million charged off in the quarter ended

More

NEXT PAGE

September 30, 2009. Net charge-offs were $18.8 million in the nine months ended September 30, 2009, versus $43.3 million in the nine months ended September 30, 2008. The amount of charge-offs for the nine months ended September 30, 2008, was due principally to the $35 million which was provided for and charged off in the quarter ended March 31, 2008, related to the Company's loans to the Arkansas-based bank holding company and related loans to individuals described in the Company's Quarterly Report on Form 10-Q for March 31, 2008. In addition, general market conditions, and more specifically, housing supply, absorption rates and unique circumstances related to individual borrowers and projects also contributed to increased provisions in both 2008 and 2009. As properties were transferred into foreclosed assets, evaluations were made of the value of these assets with corresponding charge-offs as appropriate.

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, regular reviews by internal staff and regulatory examinations.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management has long ago established various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. More recently, additional procedures have been implemented to provide for more frequent management review of the loan portfolio based on loan size, loan type, delinquencies, on-going correspondence with borrowers, and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The Bank's allowance for loan losses as a percentage of total loans, excluding loans supported by the FDIC loss share agreement, was 2.28%, 1.91%, and 1.66% at September 30, 2009, June 30, 2009, and December 31, 2008, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Company's loan portfolio at this time, based on recent internal and external reviews of the Company's loan portfolio and current economic conditions.  If economic conditions remain weak or deteriorate significantly, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank and Vantus Bank non-performing assets, including foreclosed assets, are not included in the totals and in the discussion of non-performing loans, potential problem loans and foreclosed assets below due to the respective loss share agreements with the FDIC, which substantially covers principal losses that may be incurred in these portfolios. In addition, these covered assets were recorded at their estimated fair values as of March 20, 2009, for TeamBank and September 4, 2009, for Vantus Bank, and no material additional losses or changes to these estimated fair values have been identified as of September 30, 2009.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time, and other factors specific to a borrower's circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding FDIC-covered non-performing assets, at September 30, 2009, were $64.6 million, a decrease of $1.3 million from December 31, 2008. Non-performing assets as a percentage of total assets were 1.73% at September 30, 2009, compared to 2.48% at December 31, 2008. Compared to December 31, 2008, non-performing loans decreased $9.8 million to $23.4 million while foreclosed assets

More

NEXT PAGE

increased $8.5 million to $41.1 million. Construction and land development loans comprised $10.8 million, or 46%, of the total $23.4 million of non-performing loans at September 30, 2009.

Non-performing Loans. Despite improvement in non-performing loans since December 31, 2008, an increase of $9.0 million occurred since June 30, 2009. The following are additions to non-performing loans during the three months ended September 30, 2009:

  A $2.3 million relationship, which is secured by various single family residences, duplexes and triplexes in the Joplin, Mo. area.
  A $1.9 million relationship, which is secured by townhomes in Springfield, Mo. Out-of-area ownership has contributed to difficulty leasing these townhomes. This relationship was reduced to $1.1 million due to an $800,000 charge-off.
  A $2.4 million relationship, which is secured by a partially-completed subdivision in Springfield, Mo., and improved commercial and residential land in Branson, Mo.
  A $1.5 million relationship, which is secured by an ownership interest in a closely-held corporation. The Company is currently in the process of obtaining additional real estate collateral. This loan was previously charged down $3.5 million in the quarter ended September 30, 2009, and the remaining $1.5 million relationship was transferred to non-performing loans at that time.
  A $5.3 million relationship, which is secured by commercial lots and acreage located in Northwest Arkansas. The slowdown in the market has made it difficult for the borrower to market or develop the property.

Partially offsetting these increases in non-performing loans were the following changes to loans in this category:

  A $1.7 million loan relationship, which was secured primarily by an office building near Springfield, Mo. and commercial land in Branson, Mo. This relationship was charged down approximately $1.2 million upon transfer to non-performing loans. A parcel of commercial land was foreclosed in the second quarter of 2009, which reduced this loan relationship from $2.0 million.
  A $1.6 million loan relationship, which is secured primarily by eleven houses for sale in Northwest Arkansas. Eight houses valued at $1.1 million were transferred to foreclosed assets during the third quarter of 2009. The remaining three houses valued at $500,000 are scheduled for foreclosure during the fourth quarter of 2009.
  A $1.4 million loan relationship, which is secured by a condominium historic rehabilitation development in St. Louis was returned to performing status due to receipt of payments. This is a participation loan in which Great Southern is not the lead bank. The remaining condominium units have been converted to apartment units with satisfactory lease-up.

At September 30, 2009, the five new significant relationships listed above accounted for $12.6 million of the total non-performing loan balance of $23.4 million. There were no other relationships in excess of $1 million in the non-performing loan category at September 30, 2009. None of the significant loan relationships previously included in Non-performing Loans at June 30, 2009, remained in this category as of September 30, 2009.

Potential Problem Loans.  Potential problem loans increased $11.3 million during the three months ended September 30, 2009, from $20.6 million at June 30, 2009, to $31.9 million at September 30, 2009. This was $14.1 million more than at December 31, 2008. Potential problem loans are loans which management has identified as having possible credit problems that may cause the borrowers difficulty in complying with current repayment terms. These loans are not reflected in the non-performing assets. During the three months ended September 30, 2009, Potential Problem Loans increased primarily due to the addition of six unrelated

More

NEXT PAGE

relationships totaling $18.9 million to the Potential Problem Loans category. These six additional relationships include:

  A $9.7 million relationship primarily secured by a condominium project located in Branson, Mo. This project is experiencing slower than projected sales.
  A $2.7 million relationship primarily secured by commercial improved ground located near Springfield, Mo. The borrower is in the development business and experiencing some cash flow difficulties.
  A $1.8 million relationship secured by rental houses and duplexes located in Springfield, Mo. The borrower is experiencing cash flow difficulties as a result of higher than normal vacancies.
  A $1.9 million relationship secured by a storage facility, houses and equipment located in southwest Missouri. The borrower is experiencing some cash flow difficulties.
  A $1.4 million relationship primarily secured by a subdivision, warehouse, two single-family residences and equipment located near Branson, Mo. The borrower is in the development business and sales are slower than projected, which has resulted in cash flow difficulties.
  A $1.4 million relationship secured by a subdivision, lots and acreage and single family residences located in Branson, Mo. Sales of lots and houses are slower than projected, which has caused cash flow difficulties.

Decreases totaling $7.5 million in Potential Problem Loans resulted primarily from:

  A reduction of $1.9 million ($1.1 million to Foreclosed Assets with an $800,000 market adjustment recognized at foreclosure) and
  A $2.3 million and a $2.4 million relationship, respectively, described above as additions to the Non-performing Loans category.

Foreclosed Assets. Foreclosed assets increased $1.2 million during the three months ended September 30, 2009 from $39.9 million at June 30, 2009 to $41.1 million at September 30, 2009. For the nine months ending September 30, 2009, foreclosed assets increased $8.4 million from $32.7 million at December 31, 2008, to $41.1 million at September 30, 2009. During the three months ended September 30, 2009, foreclosed assets increased primarily due to the addition of one $1.1 million relationship consisting of eight houses located in Northwest Arkansas, another $1.1 million foreclosure on a six-unit townhouse complex located in Springfield, Mo., and a $1.3 million foreclosure on an office building located in Ozark, Mo. Additionally, the Company paid $2.1 million in return for a $2.6 million participants' interest in lots owned in St. Louis, Mo. This purchase was offset by the sale of approximately $2.3 million of lots in the real estate owned parcel. These increases were partially offset by decreases due to various foreclosed asset sales totaling $2.1 million with the remainder of the decrease coming from $3.2 million in market adjustments.

At September 30, 2009, ten separate relationships comprise $25.6 million, or 64%, of the total foreclosed assets balance. In addition to the three new relationships described above, seven other of these relationships were previously described more fully in the Company's June 30, 2009, Quarterly Report on Form 10-Q under "Foreclosed Assets."

BUSINESS INITIATIVES

The Company plans to open two to three banking centers per year as market conditions warrant as part of its overall long-term strategic plan. On September 23, 2009, the Company's second location in Lee's Summit, Mo., was opened and will enhance access and service to Lee's Summit-area customers. The Company first entered the Lee's Summit market, a suburb of Kansas City, Mo., in 2006. Including the locations recently added in the TeamBank acquisition, Great Southern now operates six banking centers in the Kansas City metropolitan area.

More

NEXT PAGE

Great Southern will continue its participation in the FDIC's Transaction Account Guarantee Program (a part of the Temporary Liquidity Guarantee Program), which was extended by the FDIC until June 30, 2010. By participating in this program, Great Southern is purchasing additional FDIC insurance coverage for its customers. Great Southern customers with noninterest-bearing deposit accounts, Lawyer's Trust Accounts or IOLTA's, and NOW accounts paying interest at a rate less than 0.50 percent will be fully insured by the FDIC regardless of the account balance. Coverage under the Transaction Account Guarantee Program is in addition to and separate from the coverage available under the FDIC's general deposit insurance rules.

The common stock of Great Southern Bancorp, Inc., is quoted on the Nasdaq Global Select Market System under the symbol "GSBC". The last reported sale price of GSBC stock in the quarter ended September 30, 2009, was $23.71.

Great Southern offers a broad range of banking, investment, insurance and travel services to customers and clients. Headquartered in Springfield, Mo., Great Southern operates 72 banking centers and more than 200 ATMs in Missouri, Iowa, Kansas and Nebraska. The Company also serves lending needs through a loan production office in Rogers, Ark.

www.greatsouthernbank.com

Forward-Looking Statements

When used in documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result" "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company's ability to access cost-effective funding, fluctuations in real estate values and both residential and commercial real estate market conditions, demand for loans and deposits in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

NEXT PAGE

The following tables set forth certain selected consolidated financial information of the company at and for the periods indicated. Financial data for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included. The results of operations and other data for the three and nine months ended September 30, 2009, and 2008, are not necessarily indicative of the results of operations which may be expected for any future period.

Selected Financial Condition Data:	September 30, 2009	December 31, 2008	June 30, 2009
	(Dollars in thousands)
Total assets	$3,726,996	$2,659,923	$3,332,715
Loans receivable, gross	2,111,073	1,746,159	1,901,377
Allowance for loan losses	38,630	29,163	32,602
Foreclosed assets, net	45,616	32,659	42,935
Available-for-sale securities, at fair value	728,598	647,678	721,123
Deposits	2,740,982	1,908,028	2,448,521
Total borrowings	654,862	500,030	608,719
Total stockholders' equity	286,260	234,087	257,375
Common stockholders' equity	230,355	178,507	201,579
Non-performing assets (excluding FDIC-supported
assets)	64,575	65,861	54,353
	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,
	2009	2008	2009	2008	2009
Selected Operating Data:	(Dollars in thousands)
Interest income	$39,686	$35,024	$113,814	$109,028	$40,221
Interest expense	15,911	16,657	50,689	54,687	18,442
Net interest income	23,775	18,367	63,125	54,341	21,779
Provision for loan losses	16,500	4,500	28,300	47,200	6,800
Non-interest income	57,005	1,789	97,959	21,836	9,583
Non-interest expense	22,657	14,650	57,283	42,324	20,008
Provision (credit) for income taxes	14,058	182	25,541	(5,350)	1,072
Net income (loss)	$27,565	$ 824	$ 49,960	$ (7,997)	$3,482
Net income (loss) available to
common shareholders	$26,714	$ 824	$47,444	$ (7,997)	$2,641
Per Common Share:
Net income (loss) (fully diluted)	$1.91	$.06	$3.43	$ (.60)	$.19
Book value	$17.19	$12.61	$17.19	$12.61	$15.06
Earnings Performance Ratios:
Annualized return on average assets	3.17%	.13%	2.02%	(.43)%	.41%
Annualized return on average stockholders' equity	50.82%	1.90%	32.97%	(5.86)%	6.78%
Net interest margin	3.27%	3.13%	2.96%	3.09%	3.00%
Net interest margin excluding hedge acctg. entries	3.27%	3.15%	2.98%	3.23%	3.04%
Average interest rate spread	3.30%	2.87%	2.94%	2.80%	2.99%
Efficiency ratio	28.05%	72.68%	35.56%	55.56%	63.80%
Non-interest expense to average total assets	2.27%	2.07%	2.15%	2.13%	2.30%
Asset Quality Ratios (excluding FDIC-supported assets):
Allowance for loan losses to period-end loans	2.28%	1.63%	2.28%	1.63%	1.91%
Non-performing assets to period-end assets	1.73%	2.61%	1.73%	2.61%	1.63%
Non-performing loans to period-end loans	1.11%	1.84%	1.11%	1.84%	.75%
Annualized net charge-offs to average loans	2.47%	.51%	1.45%	3.10%	1.01%
NEXT PAGE

GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except number of shares)

	September 30, 2009	December 31, 2008	June 30, 2009
	(Unaudited)		(Unaudited)
ASSETS
Cash	$ 362,942	$ 135,043	$ 225,970
Interest-bearing deposits in other financial institutions	189,124	32,877	179,297
Cash and cash equivalents	552,066	167,920	405,267
Available-for-sale securities	728,598	647,678	721,123
Held-to-maturity securities (fair value $16,430 - September 2009;
$1,422 - December 2008)	16,290	1,360	26,290
Mortgage loans held for sale	8,557	4,695	16,788
Loans receivable (1), net of allowance for loan losses of
$38,630 - September 2009; $29,163 - December 2008	2,072,443	1,716,996	1,868,775
FDIC indemnification asset	187,359	--	154,869
Interest receivable	15,961	13,287	15,427
Prepaid expenses and other assets	40,575	14,179	22,240
Foreclosed assets held for sale (2), net	45,616	32,659	42,935
Premises and equipment, net	38,272	30,030	36,870
Goodwill and other intangible assets	6,443	1,687	4,440
Investment in Federal Home Loan Bank stock	14,816	8,333	12,461
Current and deferred income taxes	--	21,099	5,230
Total Assets	$ 3,726,996	$ 2,659,923	$ 3,332,715
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$ 2,740,982	$ 1,908,028	$ 2,448,521
Securities sold under reverse repurchase agreements with customers	335,990	215,261	327,101
Federal Home Loan Bank advances	234,413	120,472	200,364
Structured repurchase agreements	53,211	50,000	50,000
Short-term borrowings	319	83,368	325
Subordinated debentures issued to capital trust	30,929	30,929	30,929
Accrued interest payable	7,630	9,225	7,325
Advances from borrowers for taxes and insurance	2,031	334	1,379
Accounts payable and accrued expenses	26,532	8,219	9,396
Current and deferred income taxes	8,699	--	--
Total Liabilities	3,440,736	2,425,836	3,075,340
Stockholders' Equity:
Capital stock
Serial preferred stock, $.01 par value;
authorized 1,000,000 shares; issued and outstanding September 2009 and
December 2008 - 58,000 shares	55,905	55,580	55,796
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding September 2009 - 13,398,385 shares; December 2008 -
13,380,969 shares	134	134	134
Stock warrants; September 2009 and December 2008 - 909,091 shares	2,452	2,452	2,452
Additional paid-in capital	20,074	19,811	19,984
Retained earnings	196,685	156,247	172,219
Accumulated other comprehensive income (loss)	11,010	(137)	6,790
Total Stockholders' Equity	286,260	234,087	257,375
Total Liabilities and Stockholders' Equity	$ 3,726,996	$ 2,659,923	$ 3,332,715
(1)	At September 30, 2009, includes loans net of discounts totaling $423.9 million, which are subject to significant FDIC support through loss share agreements.
(2)	At September 30, 2009, includes foreclosed assets net of discounts totaling $4.5 million, which are subject to significant FDIC support through loss share agreements.
NEXT PAGE

GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	THREE MONTHS ENDED		NINE MONTHS ENDED		THREE MONTHS ENDED
	September 30,		September 30,		June 30,
	2009	2008	2009	2008	2009
	(Unaudited)		(Unaudited)		(Unaudited)
INTEREST INCOME
Loans	$ 31,346	$ 28,992	$ 89,528	$ 91,393	$ 31,832
Investment securities and other	8,340	6,032	24,286	17,635	8,389
TOTAL INTEREST INCOME	39,686	35,024	113,814	109,028	40,221
INTEREST EXPENSE
Deposits	12,641	13,708	41,303	45,471	14,974
Federal Home Loan Bank advances	1,452	1,140	3,807	3,864	1,492
Short-term borrowings and repurchase agreements	1,647	1,473	4,953	4,255	1,774
Subordinated debentures issued to capital trust	171	336	626	1,097	202
TOTAL INTEREST EXPENSE	15,911	16,657	50,689	54,687	18,442
NET INTEREST INCOME	23,775	18,367	63,125	54,341	21,779
PROVISION FOR LOAN LOSSES	16,500	4,500	28,300	47,200	6,800
NET INTEREST INCOME (LOSS) AFTER PROVISION FOR LOAN LOSSES	7,275	13,867	34,825	7,141	14,979
NON-INTEREST INCOME
Commissions	1,596	1,964	5,209	7,036	1,752
Service charges and ATM fees	4,730	4,067	12,578	11,603	4,539
Net realized gains on sales of loans	729	369	2,070	1,127	736
Net realized gains (losses) on sales and impairments of
available-for-sale securities	1,966	(5,293)	(1,843)	(5,286)	176
Late charges and fees on loans	202	259	507	632	173
Change in interest rate swap fair value net of change
in hedged deposit fair value	--	32	1,184	5,287	337
Initial gain recognized on business acquisitions	45,919	--	74,757	--	--
Accretion of income related to business acquisitions	1,367	--	2,733	--	1,366
Other income	496	391	764	1,437	504
TOTAL NON-INTEREST INCOME	57,005	1,789	97,959	21,836	9,583
NON-INTEREST EXPENSE
Salaries and employee benefits	11,077	7,561	29,134	23,807	10,136
Net occupancy and equipment expense	3,509	2,027	9,004	6,212	2,728
Postage	755	558	1,993	1,690	676
Insurance	1,041	542	4,567	1,662	2,572
Advertising	365	247	1,005	866	425
Office supplies and printing	318	209	795	654	297
Telephone	512	320	1,309	1,052	451
Legal, audit and other professional fees	850	515	2,187	1,236	672
Expense (income) on foreclosed assets	2,935	1,868	4,284	2,484	598
Other operating expenses	1,295	803	3,005	2,661	1,453
TOTAL NON-INTEREST EXPENSE	22,657	14,650	57,283	42,324	20,008
INCOME (LOSS) BEFORE INCOME TAXES	41,623	1,006	75,501	(13,347)	4,554
PROVISION (CREDIT) FOR INCOME TAXES	14,058	182	25,541	(5,350)	1,072
NET INCOME (LOSS)	27,565	824	49,960	(7,997)	3,482
PREFERRED STOCK DIVIDENDS AND DISCOUNT ACCRETION	851	--	2,516	--	841
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$ 26,714	$ 824	$ 47,444	$ (7,997)	$ 2,641
BASIC EARNINGS PER COMMON SHARE	$1.99	$.06	$3.54	$(.60)	$.20
DILUTED EARNINGS PER COMMON SHARE	$1.91	$.06	$3.43	$(.60)	$.19
DIVIDENDS DECLARED PER COMMON SHARE	$.18	$.18	$.54	$.54	$.18
NEXT PAGE

Average Balances, Interest Rates and Yields

        The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Fees included in interest income were $481,000 and $647,000 for the three months ended September 30, 2009 and 2008, respectively. Fees included in interest income were $1.4 million and $2.0 million for the nine months ended September 30, 2009 and 2008, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	September 30, 2009	Three Months Ended September 30, 2009			Three Months Ended September 30, 2008

	Yield/Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

	(Dollars in thousands)
Interest-earning assets:
Total loans receivable	6.27	1,941,485	31,346	6.41	1,835,846	28,992	6.28
Investment securities and other
interest-earning assets	3.80	945,158	8,340	3.50	498,037	6,032	4.82
Total interest-earning assets	5.55	2,886,643	39,686	5.45	2,333,883	35,024	5.97
Non-interest-earning assets:
Cash and cash equivalents		252,040			63,274
Other non-earning assets		334,109			72,829
Total assets		$3,472,792			$2,469,986
Interest-bearing liabilities:
Interest-bearing demand and
savings	.93	$ 584,152	1,634	1.11	$436,129	1,646	1.50
Time deposits	2.55	1,678,549	11,007	2.60	1,273,854	12,062	3.77
Total deposits	2.08	2,262,701	12,641	2.22	1,709,983	13,708	3.19
Short-term borrowings and
structured repo	1.62	403,079	1,647	1.62	275,507	1,473	2.13
Subordinated debentures issued
to capital trust	2.07	30,929	171	2.19	30,929	336	4.32
FHLB advances	2.82	233,544	1,452	2.47	122,969	1,140	3.69
Total interest-bearing
Liabilities	2.08	2,930,253	15,911	2.15	2,139,388	16,657	3.10
Non-interest-bearing liabilities:
Demand deposits		260,194			146,983
Other liabilities		9,536			9,881
Total liabilities		3,199,983			2,296,252
Stockholders' equity		272,809			173,734
Total liabilities and
stockholders' equity		$3,472,792			$2,469,986
Net interest income:
Interest rate spread	3.47%		$23,775	3.30%		$18,367	2.87%
Net interest margin*				3.27%			3.13%
Average interest-earning assets
to average interest-bearing
liabilities		98.5%			109.1%

*Defined as the Company's net interest income divided by total interest-earning assets.

NEXT PAGE

	September 30, 2009	Nine Months Ended September 30, 2009			Nine Months Ended September 30, 2008

	Yield/Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

	(Dollars in thousands)
Interest-earning assets:

Total loans receivable	6.27	1,958,276	89,528	6.11	1,858,794	91,393	6.57
Investment securities and other
interest-earning assets	3.80	893,293	24,286	3.63	491,339	17,635	4.79
Total interest-earning assets	5.55	2,851,569	113,814	5.34	2,350,133	109,028	6.20
Non-interest-earning assets:
Cash and cash equivalents		237,961			68,706
Other non-earning assets		202,719			72,449
Total assets		$3,292,249			$2,491,288
Interest-bearing liabilities:
Interest-bearing demand and
savings	.93	$ 579,361	4,612	1.06	$516,734	7,119	1.84
Time deposits	2.55	1,616,818	36,691	3.03	1,219,780	38,352	4.20
Total deposits	2.08	2,196,179	41,303	2.51	1,736,514	45,471	3.50
Short-term borrowings and structured repo	1.62	401,228	4,953	1.65	244,435	4,255	2.33
Subordinated debentures issued
to capital trust	2.07	30,929	626	2.71	30,929	1,097	4.74
FHLB advances	2.82	198,607	3,807	2.56	137,245	3,864	3.76
Total interest-bearing
liabilities	2.08	2,826,943	50,689	2.40	2,149,123	54,687	3.40
Non-interest-bearing liabilities:
Demand deposits		196,574			149,446
Other liabilities		10,939			10,671
Total liabilities		3,034,456			2,309,240
Stockholders' equity		257,793			182,048
Total liabilities and
stockholders' equity		$3,292,249			$2,491,288

Net interest income:
Interest rate spread	3.47%		$63,125	2.94%		$54,341	2.80%
Net interest margin*				2.96%			3.09%
Average interest-earning assets
to average interest-bearing
liabilities		100.9%			109.4%

_______________

*Defined as the Company's net interest income divided by total interest-earning assets.